Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2017 relating to Ameren Corporation’s financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which appears in Ameren Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

May 26, 2017